SOURCE PETROLEUM INC.
620 – 304 8th Ave S.W. Calgary, Alberta, T2P 1C1
Tel (403) 444 2893 Fax (403) 444 0066

December 29, 2006

Fuel-X International Inc.
700, 816 7th Ave S.W.
Calgary, Alberta T2P 1A1

Attention: Andre Arrata

Dear Sirs:

Re: Letter of Intent (LOI) to Acquire Fuel-X International Inc.

Further to our recent correspondence and discussions, this letter constitutes a binding proposal by **Source Petroleum Inc.** or one of its subsidiaries ("**Source**") to acquire 100% of the issued and outstanding securities of **Fuel-X International Inc. ("Fuel-X")**.

The terms of this LOI will be reflected in a definitive agreement ('Definitive Agreement") by January 12, 2007 or such date as mutually agreeable, setting out the arrangements among all parties, with such additional terms and conditions which are customary for transactions of this nature.

1. **Acquisition of Fuel-X**

Source intends to acquire 100% of the issued and outstanding shares of **Fuel-X** through either an amalgamation, merger, consolidation, share exchange, take over bid, plan of arrangement or other transaction arrangement with **Fuel-X** (the "Transaction").

(a) The value of the issued and outstanding common shares of **Fuel-X** as of the date of this LOI will have a deemed value for the purpose of the Transaction of USD$40,000,000 to be exchangeable into **Source** common shares based on a trading price of US $1.65, resulting in approximately 24,242,424 **Source** common shares to **Fuel-X** shareholders.

2. **Conditions**

The completion of the Transaction will be subject to the following conditions:

(a) the Debentureholders representing at least $66^2/_3$% of the principal amount of the outstanding debentures (the "Debentures") issued by Fuel-x pursuant to the Indenture dated January 19, 2006 must enter into a lockup and standstill agreement with **Fuel-x** and **Source** by January 12, 2007

(b) By December 22, 2006 , **Source** will provide financing to **Fuel-X** in the form of a private placement investment, bridge loan, debt financing, preferred equity instrument or other form to be determined and agreed upon by both **Fuel-X and**

66

Source in an amount of US$1,500,000 of which US$1.25 million will be used by Fuel-x to repay outstanding cash calls to Pearl Oil (Sebuku) Limited;

(c) Upon execution of the Definitive Agreement, **Source** will provide financing to **Fuel-X** in the form of a private placement investment, bridge loan, debt financing, preferred equity instrument or other form to be determined and agreed upon by both **Fuel-X and Source** in an amount of US$1,500,000 by January 12, 2007;

(d) agreement to terms of a definitive sale and purchase agreement (the "Definitive Agreement"), related agreements and other necessary documentation for the Transaction, to the satisfaction of Fuel-x's Board of Directors, by January 12, 2007, or such other date as mutually agreed by both parties;

(e) Fuel-x will make on a best efforts basis a request for management and directors of **Fuel-X** and sufficient number of **Fuel-X** shareholders entering into a "Lock-up Agreement" which would place over 51% of the issued and outstanding shares of **Fuel-X** before the completion and execution of the Definitive Agreement or such other percentage or date as mutually agreeable;

(f) It is agreed by Source to request individual shareholders to enter into a voluntary escrow agreement whereby a minimum of 10,000,000 free trading common shares will be escrowed for a period of 12 months from the completion of the Plan of Arrangement. Shares will be released from escrow on a quarterly basis representing 25% on first release, 25% on second release, 25% on the third release, and 25% upon final release. In addition to the above a minimum of 30,000,000 of the current restricted common shares of Source will enter into a voluntary escrow agreement for a period of 18 months from the completion of the Plan of Arrangement. Shares will be released from escrow every three months on the basis of 15% on each release with 25% on the final release.

(g) It is agreed by Fuel-x to request individual shareholders who subscribed to the $0.25 private placement to enter into a voluntary escrow agreement whereby a minimum of 8,000,000 common shares will be escrowed for a period of 12 months from the completion of the Plan of Arrangement. Shares will be released from escrow on a quarterly basis representing 25% on first release, 25% on second release, 25% on the third release, and 25% upon final release.

(h) It is agreed by from the date of this LOI to completion of a Plan of Arrangement that all binding corporate arrangements or agreements, News Releases, shareholder communications and financing arrangements must be mutually agreed by both parties.

(i) It is agreed by from the date of this LOI to completion of a Plan of Arrangement that all expenditures in excess of US$100,000 by either company would need written consent by both parties.

3. **Break Fee**

Upon execution of this LOI, should **Source** fail to execute a Definitive Agreement by January 12, 2007 (or other mutually agreed upon date), other than due to non-satisfaction of conditions 2(a) or (d) above, then **Source** shall be liable to pay Fuel-x an amount of US$1.5 million in liquidated damages in respect of the Transaction, within five (5) business days. Furthermore if Fuel-x fails to execute a Definitive Agreement by January 12, 2007 (or other mutually agreed upon date), other than due to non-satisfaction of conditions 2(a), (b), (c) or (d) above, then Fuel-x shall be liable to pay Source an amount of US$1.5million in liquidated damages in respect of the Transaction, within five (5) business days. In the event of default by Fuel-x in paying this amount, this amount will be secured as a second mortgage against the assets held in Indonesia.

4. **Continuity of Board**

At the closing of the Transactions herein contemplated the Board of Directors of **Source** would consist of a minimum of five directors with a minimum of four members of **Fuel-X's** board of directors to join the board of directors of **Source** for a period of not less than eighteen (18) months. Fuel-x will have the ability to nominate all positions on the Board.

5. **Due Diligence Review and Confidentiality**

From the date of acceptance of this letter of intent until January 12, 2007, each of **Source** and **Fuel-X** and their respective agents and professional advisors shall have the opportunity to conduct a full due diligence review of the affairs of the other party, and shall be satisfied with same in its sole discretion. For clarity, the due diligence clause is not a condition of this binding LOI. Each party agrees to fully cooperate with the other and make available to it and its advisors such documents and information as they may reasonably require to complete the due diligence review.

Each of the Parties hereto agrees to keep strictly confidential, and under no circumstances to disclose to any person or entity which is not a party hereto, any information arising from or in connection with this LOI, unless disclosure of such information is expressly permitted by this LOI by prior written consent of the other Party.

Notwithstanding the foregoing, the confidentiality obligation shall not apply to:

(i) any information obtained from any Party hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party hereto or any of their employees;

(ii) any information which is, at the time of disclosure, legally in possession of any Party to which such information is to be furnished;

(iii) any information which is required to be disclosed pursuant to any applicable legal requirement or legal process issued by any court or any competent government authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange); and

(iv) any information disclosed by any Party to its bankers, financial advisers, consultants and legal or other advisers for the purpose of this LOI.

6. **Third Parties**

A person who is not a party to this LOI has no rights to enforce any term of this LOI.

7. **Stand-Still Agreement**

Upon agreement by the **Fuel-X** Board to the terms of a Definitive Agreement, **Fuel-X** agrees that it will not engage in negotiations or discussions with any potential purchaser of **Fuel-X**, and **Source** agrees that it will not engage in negotiations or discussions with any party in relation to any potential acquisitions.

8. **Expenses**

Each of **Source** and **Fuel-X** shall be responsible for its own legal, consulting and other costs and expenses incurred by it with respect to this letter of intent and the Definitive Agreement.

9. **Tax Planning**

The parties agree that the Definitive Agreement shall be structured in accordance with any reasonable and mutually acceptable tax planning proposed by **Source, Fuel-X** and third party advisors.

10. **Governing Law**

The terms of this agreement shall be governed in accordance with the laws of the Province of Alberta.

The offer and proposal contained in this LOI is open to your acceptance until 5:00 p.m. Calgary Time on December 30, 2006. Please indicate your willingness to proceed on the basis outlined herein by signing a copy of this letter and returning it to us before such time.

Yours sincerely,

SOURCE PETROLEUM INC.

Per:

____
Hussein Charanek

The foregoing proposal is hereby accepted as of the ______ day of December, 2006, and will form the basis for preparation of the definitive agreement referred to herein.

(iii) any information which is required to be disclosed pursuant to any applicable legal requirement or legal process issued by any court or any competent government authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange); and

(iv) any information disclosed by any Party to its bankers, financial advisers, consultants and legal or other advisers for the purpose of this LOI.

6. **Third Parties**

A person who is not a party to this LOI has no rights to enforce any term of this LOI.

7. **Stand-Still Agreement**

Upon agreement by the **Fuel-X** Board to the terms of a Definitive Agreement, **Fuel-X** agrees that it will not engage in negotiations or discussions with any potential purchaser of **Fuel-X**, and **Source** agrees that it will not engage in negotiations or discussions with any party in relation to any potential acquisitions.

8. **Expenses**

Each of **Source** and **Fuel-X** shall be responsible for its own legal, consulting and other costs and expenses incurred by it with respect to this letter of intent and the Definitive Agreement.

9. **Tax Planning**

The parties agree that the Definitive Agreement shall be structured in accordance with any reasonable and mutually acceptable tax planning proposed by **Source, Fuel-X** and third party advisors.

10. **Governing Law**

The terms of this agreement shall be governed in accordance with the laws of the Province of Alberta.

The offer and proposal contained in this LOI is open to your acceptance until 5:00 p.m. Calgary Time on December 30, 2006. Please indicate your willingness to proceed on the basis outlined herein by signing a copy of this letter and returning it to us before such time.

Yours sincerely,

SOURCE PETROLEUM INC.

Per:

FUEL-X INTERNATIONAL INC.

Per: [signature]
Authorized Signatory

Andre Arrata
Name

CEO
Title